Exhibit 99.1

Contact: Jerald L. Shaw, President Terri L. Degner, EVP and Chief Financial Officer Anchor Bancorp (360) 491-2250

ANCHOR BANCORP
REPORTS THIRD QUARTER FISCAL 2013 EARNINGS

Lacey, WA (April 26, 2013) - Anchor Bancorp (NASDAQ:GS - ANCB) (“Company”), the holding company for Anchor Bank (“Bank”), today reported third quarter earnings for the fiscal year ending June 30, 2013.  For the quarter ended March 31, 2013, the Company reported net income of $55,000 or $0.02 per diluted share, compared to a net income of $223,000 or $0.09 per diluted share for the same period last year.  For the nine months ended March 31, 2013, the Company reported net income of $558,000 or $0.23 diluted share, compared to a net loss of $1.4 million or $0.57 diluted share for the same period last year.

"Our year-over-year earnings improved as a result of the continued improvement in our credit quality.  Non-performing loans decreased $1.7 million from June 30, 2012 to March 31, 2013.  Our total noninterest expense decreased $466,000 as compared to the quarter ended March 31, 2012 and decreased $3.4 million as compared to the nine months ended March 31, 2012.  These decreases were due to our ongoing commitment to improve our asset quality as we significantly reduced real estate owned related expenses by aggressively disposing of properties as the real estate market stabilizes.  We also benefitted from a reduction in technology expenses as a result of our new core processing system.  During the quarter we closed a Wal-Mart branch, located in Chehalis, Washington, which resulted in a one-time charge of $97,000.  We will continue to provide services to the Chehalis customers through our Centralia branch”, stated Jerald L. Shaw, President and Chief Executive Officer.

Fiscal Third Quarter Highlights

•	Total classified loans decreased $2.4 million or 7.3% to $30.4 million at March 31, 2013 from $32.8 million at June 30, 2012;
•	Net interest margin increased 25 basis points to 3.72% for the quarter ended March 31, 2013 from 3.47% for the quarter ended March 31, 2012;
•	Total non-performing loans decreased by $1.7 million or 19.4% to $7.0 million at March 31, 2013 from $8.7 million at June 30, 2012; and
•	Provision for loan losses declined to $225,000 for the quarter ended March 31, 2013 compared to $300,000 for the quarter ended March 31, 2012.

Credit Quality

Total delinquent (past due 30 days or more), non-accrual loans and loans 90 days or more past due and still accruing interest decreased $100,000 to $14.1 million at March 31, 2013 from $14.2 million at June 30, 2012.  The ratio of non-performing loans, which includes non-accrual loans and loans which are 90 days or more past due, to total loans decreased to 2.4% at March 31, 2013 from 3.0% at June 30, 2012.  The Company recorded a $225,000 provision for loan losses for the current quarter compared to $300,000 for the quarter ended March 31, 2012 reflecting the improvement in our asset quality. The allowance for loan losses of $5.3 million at March 31, 2013 represented 1.8% of loans receivable and 75.6% of non-performing loans.

Anchor Bancorp
April 26, 2013

Non-performing loans decreased by $1.7 million to $7.0 million at March 31, 2013 from $8.7 million at June 30, 2012 and decreased from $11.0 million at March 31, 2012.  Non-performing loans consisted of the following at the dates indicated:

	March 31, 2013	June 30, 2012	March 31, 2012
	(In thousands)
Real estate:
One-to-four family	$4,743	$1,878	$2,654
Commercial	—	—	4,075
Construction	—	3,369	3,369
Land	788	109	66
Total real estate	5,531	5,356	10,164
Consumer:
Home equity	241	159	293
Automobile	51	66	93
Credit cards	—	16	17
Other	—	1	7
Total consumer	292	242	410
Business:
Commercial business	1,207	3,124	454
Total	$7,030	$8,722	$11,028

We continue to actively restructure our delinquent one-to-four family loans when feasible so our borrowers can continue to make payments while minimizing the Company's potential loss.  As of March 31, 2013, June 30, 2012, and March 31, 2012 there were 42, 30, and 30 loans, respectively, with aggregate net principal balances of $16.4 million, $15.1 million, and $15.3 million, respectively, that we have identified as “troubled debt restructures.”  At March 31, 2013, June 30, 2012, and March 31, 2012 there were $4.3 million, $1.2 million, and $1.4 million, respectively, of “troubled debt restructures” included in the non-performing loans above.

As of March 31, 2013, the Company had 31 properties in real estate owned (“REO”) with an aggregate book value of $7.0 million compared to 71 properties with an aggregate book value of  $6.7 million at June 30, 2012, and 59 properties in REO with an aggregate book value of $8.4 million at March 31, 2012.  The decrease in number of properties during the nine months ended March 31, 2013 was primarily attributable to ongoing sales of residential properties.  During the quarter ended March 31, 2013, the Company sold seven residential building lots located in Washington state, four residential real estate properties located in Washington state and one in Oregon for an aggregate gain of $9,000.  The largest of the foreclosed properties at March 31, 2013 had an aggregate book value of $3.4 million and consisted of a commercial real estate loan located in Pierce County, Washington.  At March 31, 2013, the Company owned 11 one-to-four family residential properties with an aggregate book value of $2.0 million, 13 residential building lots with an aggregate book value of $332,000, one vacant land parcel with a book value of $10,000, and six parcels of commercial real estate with an aggregate book value of $4.6 million. Our REO is located in Pierce County, southwest Washington and the greater Portland area of northwest Oregon, with 26 of the parcels in Washington and the remaining five in Oregon.

Anchor Bancorp
April 26, 2013

Capital

As of March 31, 2013, the Bank exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.4%, 16.9% and 18.2%, respectively. As of June 30, 2012, these ratios were 10.9%, 17.0%, and 18.2%, respectively.

Anchor Bancorp exceeded all regulatory capital requirements with Tier 1 Leverage-Based Capital, Tier 1 Risk-Based Capital and Total Risk-Based Capital ratios of 11.7%, 17.4%, and 18.7% as of March 31, 2013. As of June 30, 2012, these ratios were 11.3%, 17.5% and 18.8%, respectively.

Balance Sheet Review

Total assets decreased by $9.4 million, or 2.0%, to $461.4 million at March 31, 2013 from $470.8 million at June 30, 2012.   Cash and due from banks decreased $14.9 million or 19.0%, loans receivable decreased $3.6 million, or 1.2% since June 30, 2012. Securities available-for-sale and held-to-maturity increased $5.9 million, or 12.1% and $4.0 million, or 56.3% respectively, as we reinvested excess liquidity into securities yielding a higher rate than obtained from our cash deposits in other banks.

Mortgage-backed securities available-for-sale increased $6.1 million, or 12.9%, to $53.1 million at March 31, 2013 from $47.1 million at June 30, 2012. The increase in this portfolio was primarily the result of purchases of 13 mortgage-backed securities totaling $19.6 million and contractual principal repayments of $12.7 million.

Loans receivable, net, decreased $3.6 million or 1.2% to $284.2 million at March 31, 2013 from $287.8 million at June 30, 2012 as a result of normal principal reductions, transfers to REO and loan charge-offs exceeding new loan production.  Commercial real estate loans increased $13.9 million or 14.3% to $111.2 million from $97.3 million at June 30, 2012 and one-to-four family loans decreased $7.1 million or 8.6% to $75.6 million from $82.7 million during the same period.  The Bank continues to reduce its exposure to land and construction loans. The balance of these loans declined to $9.5 million at March 31, 2013 compared to $13.8 million at June 30, 2012.  Consumer loans decreased $6.7 million or 15.6% to $36.3 million from June 30, 2012 as consumers continue to reduce debt and demand for consumer loans has been modest during the current economic uncertainty.

Anchor Bancorp
April 26, 2013

Loans receivable consisted of the following at the dates indicated:

	March 31, 2013	June 30, 2012	March 31, 2012
	(In thousands)
Real Estate:
One-to-four family	$75,620	$82,709	$86,861
Multi-family	40,076	42,032	43,705
Commercial	111,246	97,306	96,173
Construction	4,487	6,696	6,979
Land loans	5,028	7,062	6,579
Total real estate	236,457	235,805	240,297

Consumer:
Home equity	26,869	31,504	33,299
Credit cards	4,769	5,180	5,211
Automobile	2,084	3,342	3,779
Other consumer	2,569	2,968	2,863
Total consumer	36,291	42,994	45,152

Business:
Commercial business	17,659	16,618	16,629

Total Loans	290,407	295,417	302,078

Less:
Deferred loan fees	918	605	572
Allowance for loan losses	5,315	7,057	5,803
Loans receivable, net	$284,174	$287,755	$295,703

Total liabilities decreased $9.6 million between June 30, 2012 and March 31, 2013, primarily as the result of a $9.8 million or 2.8% decrease in deposits.  Our core deposits, which consist of all deposits other than certificates of deposit increased by $9.5 million or 5.4% to $184.1 million from $174.6 million at June 30, 2012.

Anchor Bancorp
April 26, 2013

Deposits consisted of the following at the dates indicated:

	March 31, 2013		June 30, 2012		June 30, 2012
	Amount	Percent	Amount	Percent	Amount	Percent
	(Dollars in thousands)
Noninterest-bearing demand deposits	$40,020	11.9%	$37,941	11.0%	$33,939	9.7%
Interest-bearing demand deposits	19,717	5.9%	16,434	4.8%	19,980	5.7%
Savings deposits	38,174	11.4%	36,475	10.5%	36,889	10.5%
Money market accounts	86,166	25.6%	83,750	24.2%	83,364	23.7%
Certificates of deposit	151,894	45.2%	171,198	49.5%	177,384	50.4%
Total deposits	$335,971	100.0%	$345,798	100.0%	$351,556	100.0%

FHLB advances remained unchanged at $64.9 million at both March 31, 2013 and June 30, 2012.

Total stockholders' equity increased $241,000 or 0.45% to $54.3 million at March 31, 2013 from $54.0 million at June 30, 2012. The increase was primarily due to the $558,000 in net income during the nine months ended March 31, 2013 partially offset by an increase in accumulated other comprehensive loss of $384,000 related to our unrealized losses on securities available-for-sale.   Accumulated other comprehensive loss was $409,000 at March 31, 2013 as compared to an accumulated other comprehensive loss of $25,000 at June 30, 2012.

Operating Results

Anchor Bancorp had net income of $55,000 or $0.02 per diluted share, for the three months ended March 31, 2013 compared to  net income of $223,000 or $0.09 per diluted share for the same period in 2012. For the nine months ended March 31, 2013, net income was $558,000 or $0.23 per diluted share compared to a net loss of $1.4 million or $0.57 per diluted share for the comparable period in 2012.

Net interest income. Net interest income before the provision for loan losses increased $67,000, or 1.7%, to $4.0 million for the quarter ended March 31, 2013 from $3.9 million for the quarter ended March 31, 2012.  For the nine months ended March 31, 2013, net interest income before the provision for loan losses decreased $464,000 or 3.8% to $11.8 million from $12.3 million for the same period in 2012.

The Company's net interest margin increased 25 basis points to 3.72% for the quarter ended March 31, 2013 from 3.47% for the comparable period in 2012 as the cost of our liabilities continued to decline, primarily due to the renewal of certificates of deposit at currently low interest rates and the reduction in the balance of these higher costing deposits. The average yield on interest-earning assets remained unchanged at 4.79% for both the quarters ended March 31, 2013 and 2012.  The average cost of interest-bearing liabilities decreased 27 basis points to 1.25% for the quarter ended March 31, 2013 compared to 1.52% for the same period in the prior year. For the nine months ended March 31, 2013, the Company's net interest margin increased two basis points to 3.63% compared to 3.61% for the same period in 2012.  The average yield on interest-earning assets decreased 24 basis points to 4.76% for the nine months ended March 31, 2013 compared to 5.00% for the same period in the prior year. The average cost of interest-bearing liabilities decreased 27 basis points to 1.33% for the nine months ended March 31, 2013 compared to 1.60% for the same period of the prior year.

Provision for loan losses. In connection with its analysis of the loan portfolio at March 31, 2013, management determined that a provision for loan losses of $225,000 was required for the quarter ended March 31, 2013 compared to a provision for loan losses of $300,000 for the same period of the prior year.  The provision for loan losses decreased by $550,000 to $750,000 for the nine months ended March 31, 2013 from $1.3 million for the same period last year, reflecting the decline in the amount of our non-performing loans during this nine month period.

Anchor Bancorp
April 26, 2013

Noninterest income. Noninterest income decreased $776,000, or 41.7%, to $1.1 million for the quarter ended March 31, 2013 compared to $1.9 million for the same quarter a year ago. The decrease in noninterest income was attributable to a combination of several factors;  there was no gain on sale of investments for the quarter ended March 31, 2013 as compared to $609,000 for quarter ended March 31, 2012, loan fees declined $114,000 and deposit service fees declined $105,000 for the quarter ended March 31, 2013 compared to the same quarter in the prior year.  These decreases were partially offset by an increase of $80,000 for other deposit fees for the quarter ended March 31, 2013.  Noninterest income decreased $1.5 million or 28.4% to $3.8 million during the nine months ended March 31, 2013 compared to $5.3 million for the same period in 2012.  The decrease was primarily due to no gain on sales of investments compared to $1.5 million for the same period in prior year and a $365,000 decline in deposit service fees partially offset by a $412,000 increase in gain on sales of loans.  The increase in the gain on sale of loans was the result of a $20.2 million of loans sold into the secondary market during the nine months ended March 31, 2013 compared to $13.1 million during the same period last year, which was attributable to increased demand for one-to-four family loans as a result of refinancing activity.

Noninterest expense. Noninterest expense decreased $466,000, or 8.9%, to $4.8 million for the three months ended March 31, 2013 from $5.3 million for the three months ended March 31, 2012. The decrease was primarily due to expenses related to information technology decreasing $256,000 or 40.0% to $384,000 from $640,000 and to a decline in REO related expenses.   Real estate owned holding costs expense decreased $106,000 or 45.5% to $127,000 from $233,000 during the quarter  ended March 31, 2013 compared to March 31, 2012, reflecting the decrease in our foreclosed properties.  Due to the closure of one Wal-Mart branch in January 2013, there was an aggregate increase of $97,000 in compensation, loss on sale of premises and equipment, and occupancy and equipment expenses. Noninterest expense decreased $3.4 million in the nine months ended March 31, 2013 to $14.3 million from $17.6 million for the nine months ended March 31, 2012.  The decrease was primarily due to the decrease in information technology expenses of $1.6 million which was related to costs incurred for last year's core system conversion and a decrease in REO impairment expense of $1.1 million as compared to the same period in 2012, reflecting both the decline in foreclosed properties and the stabilization in the real estate market.

About the Company
Anchor Bancorp is headquartered in Lacey, Washington and is the parent company of Anchor Bank, a community-based savings bank primarily serving Western Washington through its 12 full-service banking offices (including two Wal-Mart store locations) within Grays Harbor, Thurston, Lewis, Pierce and Mason counties, Washington.  In addition we have one loan production office located in Grays Harbor County.  The Company's common stock is traded on the NASDAQ Global Select Market under the symbol "ANCB" and is included in the Russell 2000 Index. For more information, visit the Company's web site www.anchornetbank.com.

Forward-Looking Statements:
Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: the credit risks of lending activities, including changes in the level and trend of loan delinquencies and write-offs that may be impacted by deterioration in the housing and commercial real estate markets and may lead to increased losses and non-performing assets in our loan portfolio, and may result in our allowance for loan losses not being adequate to cover actual losses, and require us to materially increase our reserves; changes in general economic conditions, either nationally or in our market areas; changes in the levels of general interest rates, and the relative differences between short and long term interest rates, deposit interest rates, our net interest margin and funding sources; fluctuations in the demand for loans, the number of unsold homes and other properties and fluctuations in real estate values in our market areas; results of examinations of us by the Federal Reserve Bank of San Francisco and our bank subsidiary by the Federal Deposit Insurance Corporation (“FDIC”), the Washington State Department of Financial Institutions, Division of Banks (“Washington DFI”) or other regulatory authorities, including the possibility that any such regulatory authority may, among other things, institute additional enforcement actions against the Company or the Bank, to take additional corrective action and refrain from unsafe and unsound practices, which may also require us to increase our reserve for loan losses, write-down assets, change our regulatory capital position or affect our ability to borrow funds or maintain or increase deposits, which could adversely affect our liquidity and earnings; our compliance with regulatory enforcement actions including; the requirements and restrictions that have been imposed  under the Supervisory Directive the Bank entered into with the FDIC and the Washington DFI and the possibility that noncompliance by the Bank could result in the imposition of additional requirements or restrictions; our ability to attract and retain deposits; increases in premiums for deposit insurance; our ability to control operating costs and expenses; the use of estimates in determining fair value of certain of our assets, which estimates

Anchor Bancorp
April 26, 2013

may prove to be incorrect and result in significant declines in valuation; difficulties in reducing risk associated with the loans on our balance sheet; staffing fluctuations in response to product demand or the implementation of corporate strategies that affect our work force and potential associated charges; computer systems on which we depend could fail or experience a security breach; our ability to retain key members of our senior management team; costs and effects of litigation, including settlements and judgments; our ability to manage loan delinquency rates; increased competitive pressures among financial services companies; changes in consumer spending, borrowing and savings habits; legislative or regulatory changes that adversely affect our business including changes in regulatory policies and principles, or the interpretations of regulatory capital or the other rules, including changes related to the Basel III requirements, the impact of the effect of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the implementing regulations, including the interpretation of regulatory capital or other rules; the availability of resources to address changes in laws, rules, or regulations or to respond to regulatory actions; adverse changes in the securities markets; inability of key third-party providers to perform their obligations to us; changes in accounting policies and practices, as may be adopted by the financial institution regulatory agencies or the Financial Accounting Standards Board, including additional guidance and interpretation on accounting issues and details of the implementation of new accounting methods; the economic impact of war or any terrorist activities; other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services; and other risks detailed in our Form 10-K and other reports filed with the Securities and Exchange Commission. Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be wrong because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We undertake no responsibility to update or revise any forward-looking statements.

Anchor Bancorp
April 26, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Dollars in thousands), (unaudited)	March 31, 2013	June 30, 2012

ASSETS
Cash and due from banks	$63,740	$78,673
Securities available-for-sale, at fair value	54,610	48,717
Securities held-to-maturity, at amortized cost	11,221	7,179
Loans held for sale	64	312
Loans receivable, net of allowance for loan losses of $5,315 and $7,057	284,174	287,755
Life insurance investment, net of surrender charges	18,730	18,257
Accrued interest receivable	1,967	1,532
Real estate owned, net	6,987	6,708
Federal Home Loan Bank (FHLB) stock, at cost	6,336	6,510
Property, premises and equipment, net	11,511	12,213
Deferred tax asset, net	752	555
Prepaid expenses and other assets	1,345	2,404
Total assets	$461,437	$470,815
LIABILITIES AND STOCKHOLDERS’ EQUITY

LIABILITIES
Deposits:
Noninterest-bearing	$40,020	$37,941
Interest-bearing	295,951	307,857
Total deposits	335,971	345,798

FHLB advances	64,900	64,900
Advance payments by borrowers for taxes and insurance	1,414	562
Supplemental Executive Retirement Plan liability	1,642	1,764
Accounts payable and other liabilities	3,245	3,767
Total liabilities	407,172	416,791

STOCKHOLDERS’ EQUITY
Preferred stock, $.01 par value per share authorized 5,000,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value per share, authorized 45,000,000 shares; 2,550,000 issued and 2,462,733 outstanding at March 31, 2013 and 2,550,000 shares issued and 2,457,633 outstanding at June 30, 2012, respectively	25	25
Additional paid-in capital	23,218	23,202
Retained earnings, substantially restricted	32,304	31,746
Unearned Employee Stock Ownership Plan (ESOP) shares	(873)	(924)
Accumulated other comprehensive loss, net of tax	(409)	(25)
Total stockholders’ equity	54,265	54,024
Total liabilities and stockholders’ equity	$461,437	$470,815

Anchor Bancorp
April 26, 2013

ANCHOR BANCORP AND SUBSIDIARY CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in thousands, except per share data) (unaudited)	Three Months Ended March 31,		Nine Months Ended March 31,
	2013	2012	2013	2012
Interest income:
Loans receivable, including fees	$4,674	$4,838	$13,933	$15,265
Securities	55	66	184	245
Mortgage-backed securities	403	509	1,347	1,459
Total interest income	5,132	5,413	15,464	16,969
Interest expense:
Deposits	838	1,145	2,734	3,650
FHLB advances	307	348	932	1,057
Total interest expense	1,145	1,493	3,666	4,707
Net interest income before provision for loan losses	3,987	3,920	11,798	12,262
Provision for loan losses	225	300	750	1,300
Net interest income after provision for loan losses	3,762	3,620	11,048	10,962
Noninterest income
Deposit service fees	338	443	1,114	1,479
Other deposit fees	282	202	665	626
Gain on sale of investments	—	609	—	1,487
Loans fees	146	260	545	745
Gain on sale of loans	19	55	434	22
Other income	301	293	1,020	915
Total noninterest income	1,086	1,862	3,778	5,274
Noninterest expense
Compensation and benefits	2,154	2,075	6,402	6,270
General and administrative expenses	741	870	2,482	2,882
Real estate owned impairment	353	287	802	1,875
Real estate owned holding costs	127	233	419	688
Federal Deposit Insurance Corporation (FDIC) insurance premiums	162	254	487	757
Information technology	384	640	1,118	2,676
Occupancy and equipment	554	503	1,694	1,553
Deposit services	144	277	498	504
Marketing	149	177	405	501
Loss on sale of property, premises and equipment	34	—	34	107
Gain on sale of real estate owned	(9)	(57)	(73)	(179)
Total noninterest expense	4,793	5,259	14,268	17,634
Income (loss) before provision for income taxes	55	223	558	(1,398)
Provision for income taxes	—	—	—	—
Net income (loss)	$55	$223	$558	$(1,398)
Basic earnings (loss) per share	$0.02	$0.09	$0.23	$(0.57)
Diluted earnings (loss) per share	$0.02	$0.09	$0.23	$(0.57)

Anchor Bancorp
April 26, 2013

	As of or for the Quarter Ended (unaudited)
	March 31, 2013	December 31, 2012	June 30, 2012	March 31, 2012
	(Dollars in thousands)

SELECTED PERFORMANCE RATIOS
Return (loss) on average assets (1)	0.05%	0.19%	(0.07)%	0.18%
Return (loss) on average equity (2)	0.42%	1.72%	(0.58)%	1.63%
Average equity-to-average assets (3)	11.21%	11.24%	11.35%	11.28%
Interest rate spread(4)	3.54%	3.35%	3.56%	3.27%
Net interest margin (5)	3.72%	3.54%	3.76%	3.47%
Efficiency ratio (6)	94.5%	91.3%	79.7%	91.0%
Average interest-earning assets to average interest-bearing liabilities	117.2%	116.8%	115.8%	115.1%
Other operating expenses as a percent of average total assets	4.1%	4.0%	3.7%	4.3%

CAPITAL RATIOS (Anchor Bank)
Tier 1 leverage	11.4%	11.4%	10.9%	10.8%
Tier 1 risk-based	16.9%	16.8%	17.0%	16.7%
Total risk-based	18.2%	18.1%	18.2%	18.0%

ASSET QUALITY
Non-accrual and 90 days or more past due loans as a percent of total loans	2.4%	3.1%	3.0%	3.7%
Allowance for loan losses as a percent of total loans	1.8%	1.8%	2.4%	1.9%
Allowance as a percent of total non-performing loans	75.6%	56.6%	80.9%	52.6%
Non-performing assets as a percent of total assets	3.0%	3.6%	3.3%	3.9%
Net charge-offs to average outstanding loans	0.02%	0.6%	0.1%	0.3%
Classified loans	$30,410	$25,408	$32,787	$40,964
______________
(1)	Net income (loss) divided by average total assets, annualized.
(2)	Net income (loss) divided by average equity, annualized.
(3)	Average equity divided by average total assets.
(4)	Difference between weighted average yield on interest-earning assets and weighted average rate on interest-bearing liabilities.
(5)	Net interest income as a percentage of average interest-earning assets.
(6)	Noninterest expense divided by the sum of net interest income and noninterest income.